EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE LOSS (Unaudited) (In thousands except per share data)

                                               Three Months Ended      Nine Months Ended
                                                   September 30          September 30
                                               ------------------    ------------------
                                                 1997       1996       1997       1996
                                               -------    -------    -------    -------


Average common shares outstanding                7,618      7,608      7,636      7,580


Net income (loss)                              $     6    ($3,900)   ($5,553)   ($8,085)

Preferred stock dividends                          (30)       (30)       (90)       (90)
Preferred stock accretion                          (13)       (13)       (39)       (39)
                                               -------    -------    -------    -------
Net loss applicable
      to common stock                          ($   37)   ($3,943)   ($5,682)   ($8,214)
                                               =======    =======    =======    =======

Net loss per common share                      ($ 0.00)   ($ 0.52)   ($ 0.74)   ($ 1.08)
                                               =======    =======    =======    =======